Issuer Free Writing Prospectus, dated January 18, 2012
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement dated January 18, 2012
Registration Statement No. 333-161721

Final Terms and Conditions

Issuer:	HCP, Inc.
Title of Securities:	3.75% Senior Notes due 2019
Size:	$450,000,000
Maturity:	February 1, 2019
Coupon:	3.75% per year accruing from January 23, 2012
Price to Public:	99.523%, plus accrued interest, if any
Yield to Maturity:	3.828%
Spread to Benchmark Treasury:	+ 250 basis points
Benchmark Treasury:	1.375% due December 31, 2018
Benchmark Treasury Yield:	1.328%
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2012
Make-whole call:	+ 37.5 basis points; however, at par during 90 days preceding maturity
Joint Book-Running Managers:	Citigroup Global Markets Inc. RBS Securities Inc. UBS Securities LLC
Senior Co-Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Settlement Date:	January 23, 2012 (T+3)
CUSIP / ISIN:	40414LAF6 / US40414LAF67
Anticipated Ratings*:	Baa2/BBB/BBB+ (Moody’s/S&P/Fitch)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC toll-free at 1-877-827-6444, extension 561-3884.